SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported): June 5, 1997

                    Western Pacific Airlines, Inc.
         (Exact name of registrant as specified in its charter)




         Delaware                     0-27238                   86-0758778
(State or other jurisdiction        (Commission              (I.R.S. Employer
        of incorporation)           File num                Identification No.)



         2864 South Circle Drive, Suite 1100
         Colorado Springs, Colorado                                80906
         (Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:  (719) 579-7737



                            N/A
           Former name or former address, if changed since last report



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Item 5.           Other Events.

         On June 5, 1997, the Company completed a private placement with a group of institutional investors (the "Private Placement") whereby the Company sold
(i) 10,000 shares of its Series C Convertible Preferred Stock, par value $.0.001 per share (the "Series C Preferred"), (ii) warrants to purchase an aggregate of 213,333 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock") at an exercise price of $11.25 per share (the "A-Warrants"), and
(iii) warrants to purchase an aggregate of 111,110 shares of Common Stock at an exercise price of $6.80625 per share (the "B-Warrants," and together with the Series C Preferred and the A-Warrants, the "Securities"), for an aggregate purchase price of $10 million. The institutional investor group consisted of Lionhart Global Appreciation Fund, a company organized under the laws of the British Virgin Islands ("Lionhart"), RGC International Investors, LDC, a company organized under the laws of the Cayman Islands ("RGC") and CC Investments, LDC, a company organized under the laws of the Cayman Islands ("CC Investments"). In addition, in connection with the Private Placement, the Company issued an additional 256,198 B-Warrants and paid cash in the amount of $350,000 to GEM Investment Management, Ltd. as a placement fee. The Company intends to use the proceeds from the Private Placement for general working capital purposes and to support the Company's recently announced plans to enter the Denver market.

         In connection with the sale of the Securities, the Company agreed to file a registration statement with the Securities and Exchange Commission within 45 days to register the Common Stock issuable upon conversion of the Series C Preferred and exercise of the A-Warrants and B-Warrants.

         In connection with the Private Placement, the Company filed a Certificate of Designations, Preferences and Rights of the Series C Preferred with the Secretary of State of Delaware on June 5, 1997 (the "Certificate of Designations"), and a Certificate of Correction with respect to the Certificate of Designations on June 9, 1997. The Series C Preferred has a stated value of $1,000 per share, with a premium amount accruing on such stated value at a rate of 8.0% per annum (the "Premium Accrual"). The Series C Preferred is nonvoting and ranks pari passu with the Company's Series B Preferred Stock (the "Series B Preferred"). The Series C Preferred is subject to voluntary conversion at the option of the holders during its three-year term, and will automatically convert into Common Stock on June 5, 2000. The conversion price will be the lower of (i) a fixed price (the "Fixed Price") of $6.1875 (110% of the closing bid price of the Company's Common Stock on June 4, 1997), or (ii) an amount which will initially equal a 10.0% discount (declining over ten months to 20.0%) of the average of the closing bid prices of the Common Stock for the 20 consecutive trading days preceding a notice of conversion.

         The conversion price of the Series C Preferred is subject to possible upward and downward performance adjustments. If, at the time of conversion, the closing bid price of the Common Stock has increased by more than 45.0% over the original Fixed Price (the "Upward Adjustment Threshold"), the Fixed Price shall automatically increase so that the holder of the Series C Preferred being converted relinquishes 60% of the increase in value of the Common Stock over the Upward Adjustment Threshold. Following September 3, 1997, if at any date the closing bid price of the Common Stock falls below 50.0% of the Fixed Price for a period of 20 consecutive trading days, the holders of a majority in interest of the Series C Preferred may request, within three days of such date, that the Company reset the Fixed Price of the Series C Preferred to equal such 20 day average. If the Company declines the request reset the fixed conversion price, then the annual Premium Accrual on the Series C Preferred will increase from 8.0% to 11.0%, to be applied on a retroactive basis.

         The Series C Preferred is subject to optional redemptions by the Company, and, upon the occurrence of certain events specified in the Certificate of Designations, must be redeemed by the Company at the amounts set forth in the Certificate of Designations. In addition, upon certain redemptions, the Company is obligated to deliver warrants to the holders of the shares being redeemed providing for the issuance upon exercise of a number of shares of Common Stock which otherwise would have been issued upon conversion of the Series C Preferred being redeemed. The warrants shall be substantially in the form of the A-Warrants described below, shall expire on June 5, 2000 and shall be exercisable for a price equal to the Fixed Price at the time of issuance of the warrants (as adjusted, if necessary, pursuant to the performance adjustment provisions described above). In addition, at the option of two-thirds of the holders of Series C Preferred, the Series C Preferred must be redeemed by the Company for an amount equal to its Liquidation Preference (without the issuance of any additional warrants) if Robert Peiser ceases to be employed as the Company's Chief Executive Officer at any time prior to May 31, 1998.

         The Certificate of Designations provides that certain redemption provisions regarding the Series C Preferred are subject to that certain Agreement Among Preferred Stockholders, entered into among the Company, the Series C Preferred investors and the holders of the Company's Series B Preferred Stock (the "Agreement Among Preferred Stockholders"). Pursuant to the Agreement Among Preferred Stockholders, the parties mutually agreed that if the Company redeems one series of preferred stock due to certain mandatory or optional redemption provisions and a similar provision does not apply to the other series of preferred stock, the holders of the other series of preferred stock will, under certain circumstances, be entitled to participate in such redemption.

         The A-Warrants are convertible into shares of Common Stock at a price of $11.25 per share (subject to certain adjustments), and expire on June 5, 2002. The B-Warrants are convertible into shares of Common Stock at a price of $6.8025 per share (subject to certain adjustments), and expire on June 5, 2000. The exercise price of the B-Warrants is subject to an upward performance adjustment providing that if at the time of exercise the closing bid price of the Common Stock has increased by more than 45.0% over $6.8025 (the "Warrant Threshold Level"), the exercise price shall automatically increase so that the holder of the B-Warrant being exercised relinquishes 60% of the increase in value of the Common Stock over the Warrant Threshold Level.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits

Exhibit
Number            Description of Document

99.1 Securities Purchase Agreement, dated June 5, 1997, by and among the Company,RGC, CC Investors and Lionhart.

99.2 Certificate of Designation, Preferences and Rights of Series C Preferred Stock.

99.3 Certificate of Correction to Certificate of Designation, Preferences and Rights of Series C Preferred Stock

99.4              Form of Stock Purchase Warrant (A-Warrant).

99.5              Form of Stock Purchase Warrant (B-Warrant).

99.6 Agreement Among Preferred Stockholders, dated June 5, 1997, by and among the Company, RGC, CC Investors, Lionhart, Hunt Petroleum of Texas, Inc. and GFI Company.

99.7 Registration Rights Agreement, dated June 5, 1997, by and among the Company, RGC, CC Investors and Lionhart.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: June 13, 1997                        WESTERN PACIFIC AIRLINES, INC.


                                            By:     /s/ Robert A. Peiser
                                                    Robert A. Peiser, President
                                                    and Chief Executive Officer
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